Exhibit 14.1

ROBISON, HILL & CO.	Certified Public Accountants
A PROFESSIONAL CORPORATION
DAVID O. SEAL, CPA
W. DALE WESTENSKOW, CPA
BARRY D. LOVELESS, CPA
STEPHEN M. HALLEY, CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Goldfields International Inc.

(Formerly American Goldfields, Inc.)

(An exploration stage company):

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-186992) of Goldfields International Inc. (the “Company”) our report dated April 30, 2014 (relating to the financial statements of the Company which appears in this Form 10-K for the year ended January 31, 2014. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Robison, Hill & Co.

Certified Public Accountants

Salt Lake City, Utah

April 30, 2014